Exhibit 99.1

ECOLAB INC.

SUPPLEMENTAL REVISED CONSOLIDATED STATEMENT OF INCOME FOR THE
YEARS ENDED DECEMBER 31, 2019 AND 2018

(unaudited)

Year ended December 31 (millions, except per share amounts)	2019			2018

	Historical Ecolab	Discontinued Operations	Revised Ecolab	Historical Ecolab	Discontinued Operations	Revised Ecolab
Product and equipment sales	$12,238.9	$(2,109.9)	$10,129.0	$12,128.6	$(2,225.0)	$9,903.6
Service and lease sales	2,667.4	(234.4)	2,433.0	2,539.6	(221.1)	2,318.5
Net sales	14,906.3	(2,344.3)	12,562.0	14,668.2	(2,446.1)	12,222.1
Product and equipment cost of sales	7,106.4	(1,488.9)	5,617.5	7,078.5	(1,567.9)	5,510.6
Service and lease sales	1,617.0	(188.7)	1,428.3	1,547.4	(182.7)	1,364.7
Cost of sales (including special charges (a))	8,723.4	(1,677.6)	7,045.8	8,625.9	(1,750.6)	6,875.3
Selling, general, and administrative expenses	3,957.5	(406.7)	3,550.8	3,968.6	(462.8)	3,505.8
Special (gains) and charges	211.6	(91.4)	120.2	126.7	(14.0)	112.7
Operating income	2,013.8	(168.6)	1,845.2	1,947.0	(218.7)	1,728.3
Other (income) expense (including special charges (b))	(76.3)	(0.7)	(77.0)	(79.9)	-	(79.9)
Interest expense, net (including special charges (c))	191.2	(0.5)	190.7	222.3	(1.2)	221.1
Income before income taxes	1,898.9	(167.4)	1,731.5	1,804.6	(217.5)	1,587.1
Provision for income taxes	322.7	(34.1)	288.6	364.3	(43.1)	321.2
Net income from continuing operations, including noncontrolling interest	1,576.2	(133.3)	1,442.9	1,440.3	(174.4)	1,265.9
Net income from continuing operations attributable to noncontrolling interest	17.3	-	17.3	11.2	4.4	15.6
Net income from continuing operations attributable to Ecolab	1,558.9	(133.3)	1,425.6	1,429.1	(178.8)	1,250.3
Net income from discontinued operations, net of tax	-	133.3	133.3	-	178.8	178.8
Net income attributable to Ecolab	$1,558.9	$-	$1,558.9	$1,429.1	$-	$1,429.1

Earnings attributable to Ecolab per common share
Basic
Continuing operations			$4.95			$4.33
Discontinued operations			$0.46			$0.62
Earnings attributable to Ecolab	$5.41		$5.41	$4.95		$4.95

Diluted
Continuing operations			$4.87			$4.27
Discontinued operations			$0.46			$0.61
Earnings attributable to Ecolab	$5.33		$5.33	$4.88		$4.88

Weighted-average common shares outstanding
Basic	288.1		288.1	288.6		288.6
Diluted	292.5		292.5	292.8		292.8

(a)	For 2019, both historical Ecolab and revised Ecolab cost of sales includes $38.5 of special (gains) and charges, net recorded in product and equipment cost of sales. No special charges are recorded in cost of sales from discontinued operations. For 2018, historical Ecolab reported cost of sales includes special (gains) and charges, net of $9.3 recorded in product and equipment cost of sales. For revised Ecolab, cost of sales includes special (gains) and charges, net of $4.8 recorded in product and equipment cost of sales. Discontinued operations includes special (gains) and charges, net of $4.5 recorded in cost of sales.
(b)	For 2019 both historical and revised Ecolab, other (income) expense includes special charges of $9.5. No special charges are recorded in other (income) expense from discontinued operations.
(c)	Both historical and revised Ecolab interest expense, net includes special charges of $0.2 and $0.3 in 2019 and 2018, respectively. No special charges are recorded in interest expense, net from discontinued operations.

Notes:

On June 3, 2020, the Company completed the previously announced separation of its Upstream Energy business (the “ChampionX Business”) in a Reverse Morris Trust transaction (the “Transaction”) through the split-off of ChampionX Holding Inc. (“ChampionX”), formed by Ecolab as a wholly owned subsidiary to hold the ChampionX Business, followed immediately by the merger of ChampionX (the “Merger”) with a wholly owned subsidiary of ChampionX Corporation (f/k/a Apergy Corporation, “Apergy”). The ChampionX business met the criteria to be reported as discontinued operations because it is a strategic shift in business that has a major effect on the Company's operations and financial results. Therefore, the Company is reporting the historical results of ChampionX as discontinued operations for the periods presented.